SUPERVALU COMMENTS ON FIRST QUARTER

MINNEAPOLIS – June 24, 2009 - SUPERVALU INC. (NYSE:SVU) today announced that identical store sales and net earnings for its first quarter ending June 20, 2009 were impacted by a tougher than expected business environment, investments in price and higher levels of promotional spending. As a result, the company will be substantially below First Call consensus earnings for the quarter.

Commenting on the first quarter, CEO Craig Herkert stated, “Since providing guidance on our fourth quarter earnings call, consumers have become more value focused and cautious in their spending which has pressured sales and margins greater than anticipated. We currently estimate our identical store sales will be approximately negative 3 percent. We will update annual guidance on July 28th with our first quarter earnings release.” Herkert added, “I am engaged in a full review of our operations and support functions. SUPERVALU has significant potential and I look forward to sharing with you my thoughts and vision for the business in the months ahead.”

About SUPERVALU INC.
SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with estimated annual sales of $43 billion. SUPERVALU holds leading market share positions across the United States with its approximately 2,500 retail grocery locations, including nearly 900 in-store pharmacies. Through the company’s nationwide supply chain network, SUPERVALU provides distribution and related logistics support services to more than 2,500 independent retailers across the country. SUPERVALU has approximately 180,000 employees.

CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING STATEMENTS
Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic and industry conditions, competition, security and food and drug safety issues, the integration of Albertsons operations, store expansion and remodeling, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self insurance, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes, continued provision of transition support services, the continuing review of goodwill and other intangible assets and accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: SUPERVALU INC.

Contacts
David Oliver, 952-828-4540
david.m.oliver@supervalu.com

Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com